Exhibit 4.46

COLLATERAL AGENCY AND INTERCREDITOR JOINDER

Dated November 25, 2015

Reference is made to the Collateral Agency and Intercreditor Agreement dated as of January 12, 2011 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Collateral Agency and Intercreditor Agreement”) among INTELSAT (LUXEMBOURG) S.A., a public limited liability company (société anonyme) existing as société anonyme under the laws of the Grand Duchy of Luxembourg, having its registered office at 4, rue Albert Borschette, L-1246 Luxembourg and registered with the Luxembourg trade and companies’ register under number B149.942 (“Holdings”), INTELSAT JACKSON HOLDINGS S.A., a public limited liability company (société anonyme) existing as société anonyme under the laws of the Grand Duchy of Luxembourg, having its registered office at 4, rue Albert Borschette, L-1246 Luxembourg and registered with the Luxembourg trade and companies’ register under number B149.959 (the “Company”), the other Grantors from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent under the Existing Credit Agreement, the other First Lien Representatives and Second Lien Representatives from time to time party thereto, and WILMINGTON TRUST, NATIONAL ASSOCIATION, as successor by merger to Wilmington Trust FSB, as Collateral Trustee (in such capacity and together with its successors in such capacity, the “Collateral Trustee”), Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Collateral Agency and Intercreditor Agreement. This Collateral Agency and Intercreditor Joinder is being executed and delivered pursuant to Section 8.18 of the Collateral Agency and Intercreditor Agreement as a condition precedent to the debt for which the undersigned is acting as agent being entitled to the benefits of being additional secured debt under the Collateral Agency and Intercreditor Agreement.

The undersigned, INTELSAT IRELAND OPERATIONS LIMITED, a private company limited by shares and incorporated under the laws of Ireland (the “Grantor”), hereby agrees to become party as a Grantor under the Collateral Agency and Intercreditor Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Collateral Agency and Intercreditor Agreement as fully as if the undersigned had executed and delivered the Collateral Agency and Intercreditor Agreement as of the date thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Collateral Agency and Intercreditor Joinder to be executed by their respective officers or representatives as of the date first referenced above.

GIVEN under the COMMON SEAL of INTELSAT IRELAND OPERATIONS LIMITED and delivered as a deed

/s/ Pat English
Director

/s Derval Keane
Secretary
Per: Matsack Trust Limited

The Collateral Trustee hereby acknowledges receipt of this Collateral Agency and Intercreditor Joinder and agrees to act as Collateral Trustee with respect to the Collateral pledged by the new Grantor:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as successor by merger to Wilmington Trust FSB, as Collateral Trustee

By:	/s/ Joshua G. James
Name:	Joshua G. James
Title:	Vice President

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